Exhibit 99.1
press release
Chevron Names Michael K. Wirth Vice Chairman

SAN RAMON, Calif., Jan. 25, 2017 – Chevron Corporation (NYSE: CVX) said today that Michael K. Wirth, executive vice president of Midstream and Development, has been named vice chairman, effective February 1, 2017.
“As a senior officer of Chevron, Mike has made significant contributions to the company’s success,” said John S. Watson, Chevron’s chairman and chief executive officer. “Mike’s experience, proven leadership and record of accomplishment will enable him to make a strong contribution to our Board.”
In assuming his new role, Wirth will join the company’s Board of Directors and add Policy, Government & Public Affairs to his existing portfolio of responsibilities. Currently, Wirth oversees Midstream and Development, accountable for supply and trading, gas commercialization and the company’s midstream operating units engaged in transportation and power as well as corporate strategy and business development.
Wirth, 56, joined Chevron in 1982 as a design engineer. Since that time, he advanced through a number of engineering, construction and operations positions. Before assuming his current role, Wirth was executive vice president of Downstream & Chemicals. Prior to that he served as president of Global Supply and Trading, where he led the company’s worldwide supply and trading operations as well as its aviation, marine and asphalt businesses. Earlier, Wirth was president of Marketing for Chevron’s Asia/Middle East/Africa marketing business, based in Singapore. He also served on the board of directors for Caltex Australia Ltd. and GS Caltex in South Korea.
Chevron Corporation is one of the world's leading integrated energy companies. Through its subsidiaries that conduct business worldwide, the company is involved in virtually every facet of the energy industry. Chevron explores for, produces and transports crude oil and natural gas; refines, markets and distributes transportation fuels and lubricants; manufactures and sells petrochemicals and additives; generates power; and develops and deploys technologies that enhance business value in every aspect of the company's operations. Chevron is based in San Ramon, Calif. More information about Chevron is available at www.chevron.com.

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Contact: Kent Robertson-- +1 925-842-1456